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                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

                              FORM 15

            CERTIFICATION AND NOTICE OF TERMINATION OF
         REGISTRATION UNDER SECTION 12(g) OR SUSPENSION OF
                    DUTY TO FILE REPORTS UNDER
                       SECTION 13 AND 15(d)
                  OF THE SECURITIES EXCHANGE ACT


                                     Commission File Number 1-11407


                          SCI FINANCE LLC
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      (Exact name of registrant as specified in its charter)


             1929 Allen Parkway, Houston, Texas 77019
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


$3.125 Term Convertible Shares, Series A (liquidation preference $50 per share)
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     (Title of each class of securities covered by this Form)

                               None
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(Titles of all other  classes  of  securities  for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)  |_|           Rule 12h-3(b)(1)(i)   |X|
      Rule 12g-4(a)(1)(ii) |_|           Rule 12h-3(b)(1)(ii)  |_|
      Rule 12g-4(a)(2)(i)  |_|           Rule 12h-3(b)(2)(i)   |_|
      Rule 12g-4(a)(2)(ii) |_|           Rule 12h-3(b)(2)(ii)  |_|
                                         Rule 15d-6            |_|

Approximate number of holders of record as of the certification notice date: None


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    Pursuant to the  requirements of the Securities  Exchange Act of 1934, SCI
Finance LLC has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   SCI FINANCE LLC
                                   By: SERVICE CORPORATION INTERNATIONAL,
                                        as Manager



Date: June 25, 1997                By:/s/ James M. Shelger
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                                      James M. Shelger,
                                      Senior Vice President, General Counsel
                                      and Secretary